Code of Ethics

Elm Partners Management LLC

Effective Date: February 10, 2025

CONFIDENTIAL – NOT TO BE DISTRIBUTED OUTSIDE THE FIRM

This Code of Ethics is the property of Elm Partners Management LLC and its contents are confidential and may not be distributed without the prior approval of the Chief Compliance Officer.

Using this Manual
Each Supervised Person of Elm Partners Management LLC must read and understand the Code of Ethics and comply with all of the policies and procedures herein.

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1. Background

The Code of Ethics (herein the “COE”) for Elm Partners Management LLC (“Elm Partners” or the “Advisor”) defines the fiduciary commitment to each client and sets forth the standard of business conduct for the Advisor and its owners, employees, independent contractors and other insiders (herein each a “Supervised Person”).

The Code has been adopted in compliance with the requirements of Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and other applicable state and federal regulations (collectively the “Securities Laws”).

As Elm Partners is an adviser to investment companies as defined under the Investment Company Act of 1940 (“Investment Company Act”), Access Persons (as defined in this COE) of Elm Partners are also subject to code of ethics requirements of Rule 17j-1 (“17j-1” or the “17j-1 Code”) under the Investment Company Act. 17j-1 makes it unlawful for any affiliated person of a fund or any affiliated person of its adviser or principal underwriter to engage in certain enumerated types of misconduct in connection with the purchase or sale by such person of a security held or to be acquired by the investment company.

To the extent that the COE imposes obligations on Elm Partners, their respective directors, officers and Access
Persons in addition to those required by 17j-1 and Rule 204A-1 (“204A-1” or “204A-1 Code”) under the
Investment Advisers Act of 1940 (“Advisers Act”), and applicable state and federal laws enumerated there
(collectively “Securities Laws”) it does so as a matter of striving to promote best practices. In doing so,
Elm Partners recognizes that a failure to comply with any non-mandatory sections hereof should not be construed as a violation of 17j-1 or 204A-1.

Elm Partners’ Chief Compliance Officer (“CCO”) is responsible for the administration of this COE, and for reporting any violations of 17j-1 hereunder to the Elm Partners’ Fund Clients’ CCOs on at least a quarterly basis. In any situation in which the CCO would be reviewing his own conduct for compliance-related reasons, such tasks will be instead delegated to the Elm Partners Compliance Delegate for oversight of completion.

Supervised Persons of the Advisor are bound by the provisions of the COE and shall be required to certify their understanding and willingness to comply with the COE.

Throughout the COE there are references to various disclosure forms and resources which are made available through ComplianceAlpha, the Advisor’s compliance repository.

Key Definitions
The following definitions are integral to the understanding of the COE. Additional terms are defined throughout the COE.

Supervised Person. A Supervised Person means any of the Advisor’s owners, employees, independent contractors and other insiders (or other persons occupying a similar status or performing similar functions), ALL employees, and/or any other person who provides investment advice on behalf of the Advisor and is subject to supervision and control of the Advisor, or ANY person maintaining an email address through the Advisor’s system.

Access Person. Any Supervised Person that has “access” to nonpublic information regarding the purchase or sale of securities for any Client. Any Supervised Person that is an Investment Advisor Representative (“IAR”) of the Advisor must be classified as an “Access Person” due to access to Client information.

Affiliated Person. An “Affiliated Person” of another person means;

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•Any person directly or indirectly owning, controlling, or holding with power to vote, 5 per centum or more of the outstanding voting securities of such other person;
•Any person 5 per centum or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person;
•Any person directly or indirectly controlling, controlled by, or under common control with, such other person;
•Any officer, director, partner, copartner, or employee of such other person;
•If such other person is an investment company, any investment adviser thereof or any member of an advisory board thereof; and
•If such other person is an unincorporated investment company not having a board of directors, the depositor thereof.

ComplianceAlpha. A software platform for risk and compliance program management.

Client. Individuals and entities, including any fund(s), for which the Advisor provides investment advisory services

Securities Laws. Securities Laws include the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the U.S. Department of the Treasury.

2. Individuals Covered by the Code

The Advisor has determined that ALL Supervised Persons are also Access Persons based on the Advisor's business model and access to Client information.

3. Standards of Business Conduct

The COE is based on the overriding principle that the Advisor is a fiduciary to every Client and must act in the best interests of its Clients at all times. The confidence and trust placed in the Advisor by each Client is something the Advisor must value and endeavor to protect. Accordingly, the Advisor has adopted this COE and implemented policies and procedures to prevent fraudulent, deceptive and manipulative acts or practices and to ensure compliance with the Securities Laws and the fiduciary duties owed to our Clients.

All Supervised Persons must conduct themselves in accordance with the following tenets:

Client Interests
Client interests must always take priority. In the course of performing one’s duties and responsibilities, Supervised Persons must, at all times, place the interests of its Clients ahead of their own personal interests.

Conflicts of Interest
Supervised Persons must not take advantage of the trust that Clients have placed in them or the Advisor. The Advisor should make every attempt to avoid conflicts of interest (or even the appearance of conflicts). The Advisor and its Supervised Persons should ensure situations that present an actual or perceived conflict of interest are properly disclosed and reflect how the conflict is mitigated. The Advisor and its Supervised Persons must avoid situations that might be interpreted as an impropriety or a compromise to their fulfillment of their duties and responsibilities to Clients.

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Advisor and Client Opportunities
Supervised Persons are prohibited from taking personal advantage of an opportunity properly belonging to the Advisor or its Clients. Supervised Persons are required to advance the interests of the Advisor when a Supervised Person becomes aware of a financial opportunity as a result of that person’s relationship with the Advisor, or through the use of the Advisor’s property. No Supervised Person may take for themselves an opportunity for the sale or purchase of goods and services, or interests that belong to the Advisor without the prior written approval of the Chief Compliance Officer (“CCO”). If a Supervised Person is presented with an investment opportunity in their capacity as a representative of the Advisor, the Supervised Person may personally take advantage of the opportunity only if the investment is approved in writing by the CCO.

Treating All Clients Fairly
Neither the Advisor nor its Supervised Persons shall favor the interests of any Client[s] over another. In particular, they will not favor large accounts over small accounts, or personal or family accounts over the accounts of other Clients. Although it may not be possible to treat each Client identically in every transaction, no Client or group of Clients will be disadvantaged to benefit another Client or group of Clients.

Guarantees
No Supervised Person shall warrant or guarantee the future value of or return on a security. In addition, no Supervised Person shall warrant or guarantee the success or profitability of investment advice that the Advisor renders or trading strategy that the Advisor employs.

Confidential Information
Supervised Persons may be in a position to know about Clients’ identities, investment objectives, funding levels, and future plans as well as information about the transactions that the Advisor implements on their behalf and the securities holdings, if any, in their accounts. All of this information is considered confidential and must not be shared with persons outside the Advisor, such as vendors, family members, or market participants unless specifically permitted. Without limiting the generality of the foregoing, all Supervised Persons shall not share information relating to the Advisor’s investment activities with an affiliate unless specifically permitted.

Fair Dealing
The Advisor is committed to dealing fairly with its Clients, vendors, competitors, and Supervised Persons. No Supervised Person may take unfair advantage of any other person or business through any unfair business practice, including through improper coercion, manipulation, concealment, abuse of privileged information, or misrepresentation of any material fact. Pursuant to which, the advisor additionally prohibits Supervised persons from engaging in the following conduct:
1.To employ any device, scheme or artifice to defraud
2.To make any untrue statement of a material fact, or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;
3.To engage in any act, practice or course of business that operates or would operate as a fraud or deceit; or
4.To engage in any manipulative practice.

Client Complaints
Supervised Persons are prohibited from making any payments or account adjustments to Client accounts in order to resolve a Client complaint, without the prior approval of the CCO. All Client complaints must be promptly reported to the CCO. Please refer to the Advisor’s Compliance Manual for further details on policies and procedures regarding Client complaints.

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Personal Trading
Even where there is no misuse of Material Nonpublic Information (“MNPI”), the purchase or sale of securities by the Advisor or its Access Persons for their own accounts may create a conflict of interest or the appearance of a conflict of interest. The Advisor is compensated to render investment advice to its Clients; fiduciary concerns may arise where Access Persons also trade for their own accounts. Therefore, Access Persons must conduct any personal securities trading in a manner that avoids not only actual improprieties, but also the appearance of impropriety. In order to achieve these goals, Access Persons must strictly comply with the requirements in the Code regarding personal trading.

These core standards are meant as overriding guidelines to be adhered to in all current and emerging situations and are not limited to the specific behavior discussed explicitly in the COE.

4. Duty of Confidentiality

As Supervised Persons may come in contact with nonpublic information, they must, at all times, keep confidential any nonpublic information that they may obtain as a result of their duties and responsibilities with the Advisor. This includes, but is not limited to, information concerning Clients or prospective clients, including their identities, investments, and/or account activity. This also includes any recommendations and actions made to or on behalf of Clients, except communications with third parties in the ordinary course of business. No confidential or nonpublic information is to be released without first consulting the CCO and receiving approval. Supervised Persons should be diligent in ensuring that information is not released and that it is also protected from unlawful or inappropriate third-party access. See Item 9 for additional information.

Nothing in this Duty of Confidentiality precludes a Supervised Person from reporting any potential violations of the Advisor’s policies and procedures and applicable laws, including the policies described in this COE. Please refer to the Advisor’s Compliance Manual for details on the Advisor’s Whistleblower policy.

5. Gifts and Entertainment

Supervised Persons must not offer, give, solicit, or accept, in the course of business, any Inducements, which may lead to conflicts of interest.

Due to the various relationships the Advisor may have with its Clients, vendors and other entities, Supervised Persons generally must not solicit gifts or gratuities nor give Inducements, except in accordance with these policies and procedures. Gifts or entertainment of an extraordinary or extravagant nature to a Supervised Person are to be declined or returned so as not to compromise the reputation of the Supervised Person or the Advisor. Gifts of nominal value, as defined below, are generally acceptable.

Business Entertainment vs. Business Gifts
Business Entertainment. Entertainment is when a representative of the Advisor is in attendance at an event with a Client and there is a specific business purpose for the event. For example, if a Supervised Person invites a Client or prospective client to dinner, this activity would be permissible Entertainment, as long as there is no conflict of interest. Reasonable and customary business Entertainment, such as an occasional dinner, a ticket to a sporting event, or comparable Entertainment, which is neither so frequent nor so extensive as to raise any question of propriety, is appropriate. Events that do not meet the definitions above are to be declined and reported to the CCO. If the individual or firm providing the Entertainment is not present, the Advisor considers the event to be a “gift” [as defined below].

Business Gifts. Gifts of nominal value (generally, up to $500 per individual per year) are appropriate. Also, perishable items received, such as fruit baskets, other food as well as corporate logo apparel are excluded from

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these requirements, as long as such items do not otherwise conflict with the policies herein. Gifts of extraordinary or extravagant nature to a Supervised Person are to be declined or returned.

A relaxation of, or exemption from, these limits may only be granted by the CCO. The CCO or delegate shall maintain a log of all gifts and Entertainment given or received in the course of business, except for any De Minimis gifts or Entertainment. ALL gifts and Entertainment above the De Minimis must be reported to the CCO promptly using the Employee Compliance solution within ComplianceAlpha.

Prohibitions
Supervised Persons of the Advisor must not:
•Solicit any Gift or Entertainment;
•Accept cash or a gift certificate valued more significant than the De Minimis value, as noted below;
•Accept any form of loan from a Client;
•Accept any Gift or Entertainment that might influence an investment decision or that might make the Supervised Person feel beholden to any person or firm;
•Accept any Business Gift or Entertainment on a standing, recurring or on-going basis; or
•Receive Business Gifts at home.

Key Definitions
Entertainment. An event (e.g. a dining or social event) is considered Entertainment if a representative of the Advisor is in attendance and there is a specific business purpose for the event. For example, if a Supervised Person invites a Client or prospective client to dinner, this activity would be permissible Entertainment, as long as there is no conflict of interest.

Inducements. The term “Inducements” means gifts, entertainment and similar benefits which are offered to or given by Supervised Persons.

De Minimis Gifts and Entertainment. De Minimis gifts and entertainment are defined as any gifts or entertainment with an estimated value under $25. Also, perishable items received, such as fruit baskets, other food as well as corporate logo apparel from an unaffiliated party are excluded from these requirements as long as such item does not otherwise conflict with the policies herein.

6. Outside Business Activities and Outside Business Investments

Any and all business activities and investments aside from one’s role as a Supervised Person of the Advisor must be approved in advance by the CCO.

PLEASE NOTE: The Advisor differentiates between an Outside Business Activity (“OBA”) and an Outside Business Investment (“OBI”). Please carefully review the Advisor’s definitions below.

Outside Business Activities
Any and all OBAs, aside from one’s role as a Supervised Person of the Advisor, requires completion of the appropriate disclosure form through the Employee Compliance solution within ComplianceAlpha to seek approval for the activities and prior approval from the CCO before engaging or starting with the OBA. The CCO will determine if the activities interfere with any of the Supervised Person’s responsibilities with the Advisor and address any conflicts of interests. The Supervised Person must notify the CCO when an OBA is no longer active.

The OBA Disclosure Form will provide the following information to the CCO:
(1) the name and address of the outside business organization;
(2) a description of the business of the organization;
(3) compensation and ownership, if any, to be received;

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(4) a description of the activities to be performed; and
(5) the amount of time per month that will be spent on the outside activity.

Records of requests for approval along with the reasons such requests were granted or denied are maintained by the CCO. If there is any perceived or actual conflict of interest, the CCO will manage this on the Advisor’s Conflicts of Interest Log. In addition, on an annual basis, all Supervised Persons will be required to complete an OBA Certification. Finally, each Supervised Person is under a continuing obligation to report any updates of disclosed OBAs on their Form U4 and Form ADV Part 2B (“Brochure Supplement”).

Policy Regarding Service as a Trustee/Director
Elm Partners also serves as an Advisor to an Exchange Traded Fund (an “ETF”) that is a series of Series Portfolio Trust (herein the “Trust”). No Supervised Person of Elm Partners shall serve as a director or member of an advisory board of a company that is held as an investment in the ETF. Further, no adviser or sub-adviser to the ETF shall invest the assets of such series in a company where a Supervised Person of Elm Partners currently serves as a director or member of an advisory board of such company.

Affiliated Parties
Affiliated parties are identified through questionnaires and internal procedures including the mandatory disclosure of outside business activities and investments of Supervised Persons. Additionally, all immediate family of Supervised Persons are considered affiliated by default.

Key Definitions
Outside Business Activity (“OBA”). Any employment or other outside activity by a Supervised Person may result in possible conflicts of interest for the Supervised Person and/or for the Advisor. Examples of OBAs include the following:
•Serving as a director, officer, general partner or trustee of, or as a consultant to, a business, corporation or partnership, including family-owned businesses and charitable, non-profit, and political organizations. This includes serving as a director of a publicly-traded company, serving as a general partner to a limited partnership, the managing member of a limited liability company, the trustee of a trust, or the executor of an estate if such limited partnership, limited liability company, trust, or estate is a Client of the Advisor;
•Serving as a registered representative of a broker-dealer or an insurance agent;
•Accepting a second job or part-time job of any kind, or engaging in another business outside of the duties relating to the Advisor; or
•Receiving compensation of any nature, directly or indirectly, from any person, firm, corporation, estate, trust, or association, other than the Advisor, whether as a fee, commission, bonus, or other consideration such as stock, options, or warrants. This includes any public speaking or writing activities.

7. Political Contributions

Rule 206(4)-5 of the Investment Advisers Act addresses the “Pay-to-Play” issues relating to relationships between investment advisory firms and political officials who have control over, or the ability to appoint someone to control, the investment decision-making for public pension plans. The rule limits the Political Contributions that advisors and their current and prospective employees can make. The rule requires advisors who do business with public pension plans to closely document and monitor all Political Contributions. The Advisor is not currently providing or soliciting investment advisory services to any government entities and does not anticipate doing so in the future. If this changes, the Advisor will adopt appropriate policies and procedures. The Advisor does not require Supervised Persons to obtain approval prior to making various forms and amounts of contributions made by them or a member of their household.

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The Advisor does not engage, as a matter of policy, in any advisory relationship where there is a requirement to compensate an unaffiliated third party in order to obtain the privilege to conduct business with a political entity or individual. These practices are commonly referred to as “Pay-to-Play” and are considered prohibited transactions under the Securities Laws and the Advisor’s policies. Pay-to-Play situations are typically equated with Political Contributions, but actually include ANY entity where such compensation arrangement exists.

Key Definition
Political Contribution. A Political Contribution is defined as any gift, subscription, loan, advance, a deposit of money, or anything of value made to influence any election for federal, state or local office. This definition includes any payment of debt incurred in connection with any such election; or transition or inaugural expenses incurred by the successful candidate for state or local office.

This includes not only monetary contributions, but also in-kind contributions such as payment for services or use of facilities, personnel or other resources to benefit any federal, state or local candidate campaign, political party committee, or other political committee or political organization exempt from federal income taxes under Section 527 of the Internal Revenue Code (such as the Republican or Democratic Governors Association); or the inaugural committee or transition team of a successful candidate.

Volunteer services provided to a campaign by Supervised Persons on their own personal time are not treated as Contributions. However, all-volunteer activities on behalf of a candidate or a campaign must be pre-cleared by the CCO as an outside activity.

8. Insider Trading

Supervised Persons may come into possession of MNPI, which is highly sensitive and confidential. The misuse of MNPI is illegal and violates Securities Laws and other regulatory requirements as well as, in most cases, contractual obligations of the Advisor.

The Advisor forbids any Supervised Person from trading, either personally or on behalf of others, on Material Nonpublic Information (“MNPI”) or communicating MNPI to others in violation of the Securities Laws. This conduct is frequently referred to as “Insider Trading.” If a Supervised Person comes into the possession of MNPI, whether from a public company, an insider at a public company who might also be a Client, or by any other means, they should contact the CCO immediately. The Supervised Person is strictly prohibited from disclosing either the potential MNPI or the possession of the potential MNPI to any other person.

Sources of Information
Advisors gain insight into investments from a variety of sources. Some Advisors may have access to individuals who are deemed to have unique expertise in specific industries/sectors. These individuals can include academics, scientists, engineers, doctors, lawyers, suppliers, and professional participants in the relevant industry, including in some cases, former employees of the company of interest. If appropriately used, access to these individuals can be a valuable and legitimate research tool that facilitates efficient access by Clients to persons with specialized and valued expertise.

To help reduce the risk of accidentally receiving MNPI, the Advisor or Supervised Persons shall begin discussions with any contacts by reviewing the scope and purpose of the contact’s role. Use of these specialized individuals should only be undertaken after these individuals are vetted.

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Disclosure of Conflict of Interest & Tracking Restricted Securities
As a fiduciary to Clients, Supervised Persons may encounter situations where there is a potential for a conflict of interest, such as having a personal relationship with an Executive-Level Officer of a publicly traded company or through the possession of material non-public information ("MNPI") as described in the Code.

These conflicts are primarily mitigated by restricting trading activity when in possession, or even having the potential of being in possession of MNPI, therefore it is critical that all Supervised Persons disclose potential security restrictions to the CCO for further review and analysis. Additionally, Supervised Persons can request the removal of a security from the list with the inclusion of the appropriate rationale. While presently non-existent due to the nature of Elm’s business model and investment strategy, a securities “restricted list" that identifies securities which Elm’s employees would be prohibited from trading due to potential conflicts of interest would be implemented and maintained by the CCO. Periodically the CCO will review the Restricted List to ensure that all securities are still required to remain on the list.

Penalties
Penalties for trading on or communicating MNPI can be severe, both for firms and individuals involved in such unlawful conduct. An individual can be subject to some or all of the penalties below, even if there is no personal benefit from the violation. Penalties may include:
•civil injunctions;
•treble damages;
•disgorgement of profits;
•jail sentences and fines for the individual who committed the violation of up to three (3) times the profit gained or loss avoided, whether or not the individual benefited; and/or
•fine[s] for the Advisor and/or other controlling person of up to the greater of $1,000,000 or three (3) times the amount of the profit gained or loss avoided.

Key Definitions
Insider Trading. The use of MNPI when engaging in securities transactions on behalf of the Supervised Person or others or communicating MNPI to others.

Material Information. Information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Material Information includes, but is not limited to, dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Nonpublic Information. Information that has not been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, the information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, or other publications of general circulation would be considered public.

9. Personal Securities Transactions

The Advisor seeks to ensure that the personal trading of its Access Persons does not conflict with the interests of any Client. The Advisor has adopted these policies and procedures designed to ensure that trading by Access Persons complies with the Advisor’s legal and fiduciary obligations. The purchase or sale of securities by the Advisor or its Access Persons for their accounts may create a conflict of interest or the appearance of a conflict of interest. The Advisor is compensated for rendering investment advice to Clients; fiduciary concerns may arise where Access Persons also trade for their own accounts.

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This Personal Securities Transactions Policy applies to ALL Access Persons and covers ALL Covered Accounts held by an Access Person, their immediate family members, any other adult members in their household, any trusts of which they are a trustee or beneficiary and any other account for which the Access Person has a “direct or indirect beneficial interest”. The Advisor must maintain a record of all transactions in Reportable Securities in which an Access Person has a Direct or Indirect Beneficial Interest. The CCO will maintain personal trading records and transactions in keeping with the Advisor’s fiduciary and recordkeeping responsibilities.

To guard against any potential conflicts of interest with our Clients, Access Persons are required to disclose ALL Covered Accounts to the CCO or delegate.

The Advisor allows Access Persons to establish and maintain all accounts away from the Advisor's designated custodian[s] as long as statements are provided to the CCO or delegate at least quarterly.

Supervised Persons shall be required to complete an annual and quarterly certification as detailed in Item 10 below.

The Advisor requires that each Access Person must have written pre-clearance for all transactions involving Initial Public Offerings (IPOs) or Private Placements before completing the transactions. All pre-clearance requests shall be reviewed promptly by either the CCO or their delegate. The Advisor may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper. If pre-clearance is granted for a specified period of time, the Access Person receiving the approval is responsible for ensuring that his or her trading is completed before the clearance’s expiration. Access Persons must use the Employee Compliance solution within ComplianceAlpha to seek pre-clearance. In any situation in which the CCO would be reviewing their own conduct for compliance purposes, such tasks will instead be delegated to the Elm Partners Compliance Delegate

The Advisor or its Access Persons may invest in similar securities to those recommended to Clients as long as such investments do not benefit the Supervised Person’s at the expense of the Clients’ own interests.

Additionally, the Advisor does not currently require reporting or pre-clearance for transactions of any Digital Assets but will continue to monitor both changes to our business and the regulatory landscape and will adjust its policies if deemed necessary.

Key Definitions
Direct or Indirect Beneficial Ownership. A Direct or Indirect Beneficial Ownership is any direct ownership or an indirect pecuniary interest through any contract, arrangement, understanding, relationship or otherwise, including immediate family members (person who is supported directly or indirectly to a material extent by such person), partners in a partnership or beneficiaries of a trust. The term pecuniary interest means the opportunity (directly or indirectly) to profit or share in any profit derived from a transaction in Reportable Securities.

Reportable Securities. Section 202(a)(18) of the Advisers Act defines Reportable Securities generally as listed and unlisted securities, private transactions (which include private placements, non-public stock or warrants), EXCEPT:
•Direct obligations of the United States Government;
•Bankers’ Acceptances;
•Bank Certificates of Deposit (“CDs”);
•Commercial Paper;
•Other High-Quality Short-term Debt Instruments, including Repurchase Agreements;
•Shares issued by Money Market Funds;
•Open-end Mutual Funds; and
•Unit Investment Trusts (“UITs”).

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Covered Accounts. Covered Accounts include ALL brokerage accounts for which the Access Person has a direct or indirect beneficial interest, and such account[s] have the ability to trade in Reportable Securities (as defined above). Types of accounts may include:
•brokerage accounts that hold or have the ability to purchase Reportable Securities (i.e., equities, derivatives, fixed income products, ETFs, commodities and/or futures); and/or
•all accounts for which an Access Person serves as a trustee and/or are the ultimate beneficial owner, and/or exercises investment discretion; and/or
•Accounts where an Access Person has given full discretion to a broker to undertake transactions on the Access Person’s behalf unless the Access Person can demonstrate that they have no control over the trading in the account[s].
•Digital Assets. Any asset that is issued and transferred using distributed ledger or blockchain technology, including, but not limited to, virtual currencies, cryptocurrencies, digital “coins” or “tokens.”

Key Definitions
Initial Public Offerings. An offering of securities registered under the Securities Act of 1933, as amended, (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Exchange Act.

Private Placement. Generally, a sale of securities to pre-selected investors and institutions rather than on a public exchange. Examples include private equity partnerships, hedge funds, limited partnerships, or venture capital funds.

10. Required Reports, Certifications, and Disclosures

Holdings Reports. Holdings reports must include: (1) the title and type of security, and (as applicable) exchange ticker symbol or CUSIP number, number of shares and principal amount of each reportable security in which the Access Person has any direct or indirect Beneficial Ownership; (2) the name of any broker-dealer or custodian with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and (3) the date the report is submitted.

Initial holdings reports are required to be submitted no later than ten (10) days after an individual becomes an Access Person and must be current as of a date no more than forty-five (45) days prior to the date the individual became an Access Person.

Annual holdings reports must be submitted by ALL Access Persons no later than thirty (30) days after the end of each calendar year and must be current as of a date no more than forty-five (45) days prior.

Initial and Annual holdings reports should be submitted through the Employee Compliance solution within ComplianceAlpha.

Transaction Reports. Transaction reports, covering all transactions in Reportable Securities during the prior quarter, must be submitted no later than thirty (30) days after the end of each calendar quarter. Transaction reports must contain the following information about each transaction in any reportable security in which the Access Person had, or by reason of the transaction acquired, any direct or indirect Beneficial Ownership: (1) the date of the transaction, the title and (as applicable) the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved; (2) the nature of the transaction; (3) the price of the security at which the transaction was effected; (4) the name of the broker, dealer or bank with or through which the transaction was effected; and (5) the date of the report.

Access Persons must also report on a quarterly basis any account that was established in which any securities were held during the quarter for the direct or indirect benefit of the Access Person, preferably at the time the

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account is opened. For any account established during the quarter in which an Access Person has direct or indirect Beneficial Ownership, the Access Person must disclose:
•Date of Report;
•Date the Account was Established; and
•Broker-Dealer/Bank Name

Exceptions from Reporting Requirements. Reports are not required: (1) with respect to securities held in accounts over which the Access Person had no direct influence or control; (2) with respect to transactions effected pursuant to an Automatic Investment Plan; or (3) accounts that can hold ONLY open-end mutual funds (A brokerage account that only has mutual funds, but could purchase or sell stocks, bonds and exchange-traded funds (“ETFs”) are “Covered Accounts” and must be reported.)

Any investment plans or accounts that may be eligible for these exceptions should be brought to the attention of the CCO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the CCO may ask for supporting documentation, such as a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement and/or a written certification from the unaffiliated investment adviser and may provide Access Persons with the exact wording and a clear definition of "no direct or indirect influence or control" that the adviser consistently applies to all Access Persons. On a sample basis, the CCO may request reports on holdings and/or transactions made in the trust or discretionary account to identify transactions that would have been prohibited pursuant to Elm's Code, absent reliance on the reporting exception.

Access Persons who claim they have no direct or indirect influence or control over an account are also required to request an exception using the Employee Compliance solution within ComplianceAlpha upon commencement of their employment and on an annual basis thereafter. Regardless of not having direct or indirect influence or control over a covered account, these accounts must be disclosed as part of the holdings report process.

Reliance on this independent or separately managed account exception is conditioned on approval of the request through the Employee Compliance solution within and other satisfactory documentary evidence (e.g., copy of advisory agreement, certification from adviser, etc.) as directed by the CCO.

Review of Reports. Upon receipt of each Holding Report or Transaction Report, the CCO or delegate will review it to determine whether or not there are any questions about the contents, including the securities referenced, size, timing or other aspects of the holding or transaction that require further inquiry.

In particular, these personal securities reports will be reviewed for unauthorized trading relating (but not limited) to the following issues:
•securities currently on the Restricted List;
•Initial Public Offerings;
•private placements;
•any securities that may be potentially affected by inside information that the Advisor or Access Person may possess;
•market timing;
•front running;
•participating in block trades to the disadvantage of Clients; and/or
•trading activity in contravention to the advice given to Clients.

Personal Securities Holdings and Transaction Reports will be reviewed by the CCO or delegate within a time period specified by the CCO. If a problem or concern is detected, the CCO will immediately take appropriate action on any items that may conflict or potentially cause a conflict with the COE. Documentation of any actions

Elm Partners - COE (ver.10.28.2024)

taken, including any resolution or remediation, will be created and maintained by the CCO. The CCO shall retain documentation of all reviews with the Advisor’s books and records.

Code of Ethics Certification. All Supervised Persons must certify, upon becoming a Supervised Person of the Advisor and annually thereafter, to the CCO that they have read and understood the COE; that they have complied with ALL requirements of the COE and that they have provided the CCO with all transactions required to be reported under the COE. The CCO will ensure that each Supervised Person has continued access to the current copy of the COE along with required certifications. Supervised Persons should use the Employee Compliance solution within ComplianceAlpha to acknowledge that they have received, read, understood, and agree to comply with the Company’s policies and procedures described in this Code of Ethics.

Background Verification. All Supervised Persons must communicate any legal, regulatory, or financial matters to the CCO immediately. The CCO will also administer, at least annually, a certification that each Supervised Person shall be required to complete.

Quarterly Personal Securities Certification. All Access Persons are required to submit copies of quarterly brokerage statements of Covered Accounts for compliance review. Each Access Person will be required to complete a quarterly certification regarding their personal accounts and trading activity. Reports regarding Securities transactions and newly opened accounts must be submitted to the CCO through the Employee Compliance solution within ComplianceAlpha within 30 days of the end of each calendar quarter.

Outside Business Activities Disclosure. All Supervised Persons are required to certify, and disclose, upon becoming a Supervised Person of the Advisor, before undertaking any such activity or investments and annually thereafter, all Outside Business Activities, at the direction of the CCO or delegate.

Political Contributions Disclosure
All Supervised Persons are required to communicate certain Political Contributions to the CCO or Delegate. Annually, Supervised Persons must certify that they have disclosed all Political Contributions to the CCO or Delegate.

Key Definitions
Automatic Investment Plan. An Automatic Investment Plan is a program in which regular trades are made automatically in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

Limited Offering. A Limited Offering is an offering that is exempt from registration pursuant to sections 4(a)(2) or 4(6) of the Securities Act, or pursuant to Rules 504 or 506 of Regulation D.

11. Reporting Violations

The Advisor requires all Supervised Persons to promptly disclose concerns of suspected wrongdoing or violations of the COE. Suspected wrongdoing and violations may include, but are not limited to:
•violation[s] of the Securities Laws;
•misuse of corporate assets;
•use of Material Nonpublic Information;
•misuse of Client nonpublic information; and/or
•failure to follow any provision outlined in the COE.

Reports of any violations should be made directly to the CCO.

12. Sanctions

Elm Partners - COE (ver.10.28.2024)

In the event of a violation of this Code, the CCO will impose such sanctions as deemed necessary and appropriate. Sanctions range from a letter of censure, suspension of employment without pay, referral to the appropriate regulatory agency or permanent termination of employment.

13. Review of Compliance Reports on the Code of Ethics

The COE is a dynamic document that is subject to periodic review by the CCO or delegate[s] as the Advisor's business evolves. The CCO will capture in its records, all issues including, but not limited to, the following:
•a description of issues that have arisen under the COE since the last reporting period including such items as any violations of the COE;
•sanctions imposed in response to the violations; and
•changes in the COE and any recommended changes.

14. Books & Records

Rule 204-2 of the Advisers Act defines requirements for maintaining Books & Records. The CCO or delegate will maintain all records required, including copies of the COE, records of violations and sanctions, if applicable, holdings and transactions reports, a record of any decision, and the reasons supporting the decision, to pre-approve investments in IPOs and Limited Offerings for at least 5 years after the end of the fiscal year in which the approval is granted, copies of Supervised Persons certifications, a list of all Access Persons within the last five (5) years, and copies of the annual reports.

15. Exceptions to the Code of Ethics

The CCO may grant exceptions to certain substantive restrictions in appropriate circumstances (e.g., personal hardship) and will maintain records to justify such limitations.

16. Certification of the Code of Ethics

Supervised Persons are required to read and certify their understanding and willingness to comply with the COE. Certifications are provided online through our compliance support software ComplianceAlpha. Certifications will be administered by or on behalf of the CCO.

Elm Partners - COE (ver.10.28.2024)